Exhibit 21.1
Subsidiaries of the Registrant for the year ended December 31, 2016:

Subsidiary Name	State or Province of Incorporation
WEI - Roanoke Valley, Inc.	Delaware
Westmoreland Coal Sales Co.	Delaware
Westmoreland Energy, LLC	Delaware
Westmoreland Resources Inc.	Delaware
Westmoreland Savage Corp.	Delaware
Westmoreland Mining LLC	Delaware
Dakota Westmoreland Corp.	Delaware
Western Energy Company	Montana
Texas Westmoreland Coal Company	Montana
Westmoreland Risk Management, Inc.	Montana
Basin Resources, Inc.	Colorado
Westmoreland Power, Inc.	Delaware
Westmoreland - Roanoke Valley, LP	Delaware
Westmoreland North Carolina Power LLC	Virginia
Westmoreland Partners	Virginia
WRI Partners, Inc.	Delaware
Absaloka Coal, LLC	Delaware
WCC Land Holding Company, Inc.	Delaware
Westmoreland Kemmerer, LLC(2)	Delaware
Westmoreland Energy Services, Inc.	Delaware
Westmoreland Canada Holdings Inc.	Alberta, Canada
Westmoreland Prairie Resources Inc.	Alberta, Canada
Westmoreland Canadian Investments, LP	Quebec, Canada
WCC Holding B.V.	Netherlands
Westmoreland Canada LLC	Delaware
Prairie Mines & Royalty ULC	Alberta, Canada
Westmoreland Resources GP, LLC	Delaware
Westmoreland Resource Partners, LP(1)	Delaware
Oxford Mining Company, LLC(2)	Ohio
Harrison Resources, LLC(3)	Ohio
Oxford Mining Company - Kentucky, LLC(3)	Kentucky
Daron Coal Company, LLC(3)	Ohio
Oxford Conesville, LLC(3)	Ohio
Westmoreland Kemmerer Fee Coal Holdings, LLC(3)	Delaware
Buckingham Coal Company, LLC	Ohio
Westmoreland San Juan Holdings, Inc.	Delaware
Westmoreland San Juan, LLC	Delaware
San Juan Coal Company	Delaware
San Juan Transportation Company	Delaware
Haystack Coal Company(4)	Delaware
_____________________________________
(1) We own the general partner and, as of December 31, 2016, approximately 93.9% of the total equity interest on a fully diluted basis in Westmoreland Resource Partners, LP.
(2) Wholly-owned subsidiary of Westmoreland Resource Partners, LP.
(3) Wholly owned subsidiary of Oxford Mining Company, LLC.
(4) Acquired on January 6, 2017.

In the organizational chart below, the shaded entities represent the Restricted Group, and the unshaded entities represent the Unrestricted Group as they are discussed in Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations:

Westmoreland Coal Company
Westmoreland Canada LLC
Westmoreland Canadian Investments, LP
WCC Holding B.V.
Westmoreland Canada Holdings Inc.
Westmoreland Prairie Resources Inc.
Prairie Mines & Royalty ULC
Westmoreland Energy, LLC
Westmoreland Partners ROVA I & ROVA II
Westmoreland Mining LLC
Western Energy Company Colstrip Mine
Texas Westmoreland Coal Company Jewett Mine
Westmoreland Savage Corp. Savage Mine
Dakota Westmoreland Corp. Beulah Mine
WCC Land Holdings Company, Inc.
Buckingham Coal Company, LLC Buckingham Mine
Westmoreland Resources Inc. Absaloka Mine
Westmoreland Resources GP, LLC
LP
93.8% IDR(1)
0.16%
GP
Westmoreland Resource Partners, LP
Westmoreland Kemmerer, LLC Kemmerer Mine
Oxford Mining Company, LLC Ohio Operations
Harrison Resources, LLC
Oxford Mining Company - Kentucky, LLC
Daron Coal Company, LLC
Oxford Conesville, LLC
Westmoreland Kemmerer Fee Coal Holdings, LLC
Westmoreland San Juan Holdings, Inc.
Westmoreland San Juan, LLC
San Juan Coal Company San Juan Mine
San Juan Transportation Company

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(1) As WMLP's general partner, we are entitled to incentive distribution rights ("IDR").